STRONGVEST ETF TRUST

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement is made and entered into, dated as of this 14 day of February, 2017, by and between among StrongVest Global Advisors, LLC, a Delaware limited liability company (the “Adviser”) and CWA Asset Management Group, LLC, a Florida limited liability company (the “Sub-Adviser”), and StrongVest ETF Trust (the “Trust”), a Delaware statutory trust, on behalf of the series of the Trust listed in Appendix A hereto, as amended from time to time (each a “Fund” and, collectively, the “Funds”).

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of February 14, 2017 with the Trust (“Advisory Agreement”);

WHEREAS, the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Funds specified in Appendix A hereto in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Advisory Agreement, with the consent of the Board of Trustees of the Trust (the “Board”), to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows.

1.	APPOINTMENT AND ACCEPTANCE OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser hereby accepts the appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	SERVICES PROVIDED BY THE SUB-ADVISER TO THE TRUST

A. As sub-adviser to each Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectuses and Statements of Additional Information (“SAIs”), as currently in effect and as amended or supplemented from time to time, and subject to the direction, supervision and control of the Investment Adviser and the Board of the Trust. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and SAI. The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and SAI.

B. If directed by the Investment Adviser, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Funds with or through such brokers, dealers or banks as the Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), review by the Investment Adviser and the Board and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser's reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund in accordance with the Sub-Adviser’s policies and procedures.

C. The Sub-Adviser will provide Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act. Only to the extent that the Fund(s) are required by the 1940 Act to adopt any such policy or procedure, the Investment Adviser will submit such policy or procedure to the Board for adoption or ratification by each of the Funds, with such modifications or additions thereto as the Board or the Investment Adviser may recommend subject to the concurrence of the Sub-Adviser.

D. The Adviser and Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and the Adviser and Sub-Adviser shall file with the SEC all forms pursuant to Sections 13D, 13F and 13G of the Exchange Act as appropriate, with respect to their respective investments or holdings. The Trust may have its own filing obligations with respect to Sections 13D, 13F or 13G under the Exchange Act. The records relating to the services provided under this Agreement shall be the property of the Trust. The Trust, the Sub-Adviser or the Investment Adviser shall have the right to copies of such records if required under applicable law.

E. If directed by the Investment Adviser, the Sub-Adviser will exercise all investment rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies. Notwithstanding anything else to the contrary in this Agreement, the Sub-Adviser will not compile or file claims or take any related actions on behalf of the Fund or Investment Adviser in any class action, bankruptcy or other legal proceeding related to the securities currently or previously held in the Fund, unless otherwise agreed to in writing by the Investment Adviser and the Fund. However, the Sub-Adviser shall provide factual information in its possession as the Trust or the Investment Adviser may reasonably request.

F. The Sub-Adviser will make available and provide information concerning the Sub-Adviser required by the Trust in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Trust or the Investment Adviser may reasonably request for use in the preparation of such documents, or of other materials necessary or helpful for the distribution of a Fund’s shares.

G. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Prospectuses and SAIs and with the instructions and directions of the Investment Adviser and of the Board and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

H. The Sub-Adviser at its own expense will make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Investment Adviser and the Sub-Adviser, by telephone or other electronic medium, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Board and Investment Adviser regarding each Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Investment Adviser or the Board relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with the commercially reasonable requests of counsel and auditors for, and the Chief Compliance Officer of, the Investment Adviser and the Trust.

I. The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. The Investment Adviser or the Fund will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

3.	COMPENSATION OF SUB-ADVISER

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Adviser the compensation set forth in Appendix A.

4.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A. The Investment Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B. The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

5.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption.

C. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

6.	REPRESENTATIONS OF THE TRUST

The Trust represents, warrants and agrees as follows:

A. The Trust is duly registered as an open-end investment company under the 1940 Act.

B. The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C. The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Agreement and Declaration of Trust, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

7.	LIABILITY

A. Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by a Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B. Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser, the Trust or a Fund resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s or a Fund’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

C. No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

8.	VOTING

The Adviser will take any action and provide any advice with respect to the voting of securities held by the Funds in accordance with the Trust’s Proxy Voting Policies and Procedures, as amended and revised from time to time, or delegate this function to a sub-adviser.

9.	USE OF ADVISER’S NAME

The parties agree that the names of the Adviser and Sub-Adviser and the names of any other affiliates of the Adviser and Sub-Adviser are governed by the terms of the Investment Advisory Agreement. The Sub-Adviser’s use of the name “StrongVest” and the Adviser’s use of the name “CWA”, and any derivative or logo or trademark, or trade name or service mark, are the valuable property of the Adviser and Sub-Adviser, respectively. The parties agree that the Trust and agents of the Trust pursuant to this Agreement shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names or otherwise only if with the prior written approval of the Adviser or Sub-Adviser, as the case may be, which approval shall not be unreasonably held or delayed, so long as this Agreement is in effect. Upon termination of the Advisory Agreement or Sub-Advisory Agreement, the Trust as set forth in the Advisory Agreement shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.

9.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

10.	EFFECTIVE DATE, DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall be effective for each Fund on the first day a Fund publicly offers its shares. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of a Fund, individually, or by the Adviser.

11.	AMENDMENT OF THIS AGREEMENT

A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

12.	ASSIGNMENT

This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

13.	NOTICES

Any notice, advice or report to be given pursuant to this Agreement shall be delivered, mailed or electronically transmitted:

To the Adviser at:

StrongVest Global Advisors, LLC
131 Plantation Ridge Drive
Suite 100
Mooresville, NC 28117

To the Trust or a Fund at:

StrongVest ETF Trust
131 Plantation Ridge Drive
Suite 100
Mooresville, NC 28117

To the Sub-Adviser:

CWA Asset Management Group, LLC
9130 Galleria Court
Third Floor
Naples, FL 34109

14.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 3, 10 and 11 shall survive the termination of this Agreement.

15.	GOVERNING LAW

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by North Carolina law in a manner not in conflict with the provisions of the 1940 Act.

16.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties, including with respect to each Fund.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

STRONGVEST GLOBAL ADVISORS, LLC		CWA ASSET MANAGEMENT, GROUP LLC

By:	/s/ Ryan Turner	By:	/s/ Blaine Ferguson
Name:	Ryan Turner	Name:	Blaine Ferguson
Title:	President	Title:	Managing Member
Date:		Date:

STRONGVEST ETF TRUST

By:	/s/ D. Kyle Cerminara
Name:	D. Kyle Cerminara
Title:	President
Date:

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

Appendix A

The Sub-Adviser acknowledges that the Adviser shall receive from each Fund a unitary fee (the “Unitary Fee”) set forth in Appendix A of the Advisory Agreement between the Trust and the Adviser. The Adviser shall pay the Sub-Adviser within the first ten business days of each month the percentage set forth below for each Fund multiplied by the product of (1) the Unitary Fee received by the Adviser for that Fund in the prior month (2) minus all of the expenses of the Fund paid by the Adviser (such expenses include but are not limited to the cost of transfer agency, custody, fund administration, legal, audit and other services and the fees and expenses of independent trustees) during that month (“Net Unitary Fee Amount”).

Fund	Percentage of Net Unitary Fee Amount
CWA Income ETF	50%